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                                                                     EXHIBIT 4.1

                      FOURTH AMENDMENT TO RIGHTS AGREEMENT

         This FOURTH AMENDMENT (this "Amendment"), dated effective as of August 23, 1999, to the Rights Agreement, dated as of May 4, 1993, as amended by that certain amendment dated as of July 26, 1995, by that Second Amendment to Rights Agreement dated as of April 22, 1998, and by that Third Amendment to Rights Agreement dated as of August 13, 1999 (the "Rights Agreement"), between REINSURANCE GROUP OF AMERICA, INCORPORATED, a Missouri corporation (the "Company"), and CHASEMELLON SHAREHOLDER SERVICES, L.L.C. (formerly known as Boatmen's Trust Company), as Rights Agent (the "Rights Agent").

W I T N E S S E T H

         WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement;

         WHEREAS, Section 1(a) of the Rights Agreement provides that General American Life Insurance Company, including its subsidiaries and affiliates, is excluded from the definition of "Acquiring Person" for purposes of the Rights Agreement;

         WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 27 thereof; and

         WHEREAS, all acts and things necessary to make this Amendment a valid agreement, enforceable according to its terms, have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent.



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         In consideration of the foregoing and the mutual agreements set forth herein, the parties hereto agree as follows:

   1. Section 1(a) of the Rights Agreement is hereby modified and amended as follows: by deleting clause (i) thereof in its entirety and replacing it with the following:

                  (i) General American Life Insurance Company, including its Subsidiaries and Affiliates ("General American"); any governmental authority, agency or official who is deemed, by virtue of a court order or exercise of insurance regulatory authority granted by applicable statute or regulation, to be the Beneficial Owner of securities representing Voting Power held by General American prior to the effectiveness of such court order or the exercise of such authority; or Metropolitan Life Insurance Company, including its Subsidiaries and Affiliates, or the Company, any Subsidiary of the Company, any employee benefit plan or compensation arrangement of the Company or any Subsidiary of the Company, or any entity holding securities of the Company to the extent organized, appointed or established by the Company or any Subsidiary of the Company for or pursuant to the terms of any such employee benefit plan or compensation arrangement

    2. This Amendment shall be governed by and construed in accordance with the laws of the State of Missouri and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

    3. This Amendment may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.





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Terms not defined herein shall, unless the context otherwise requires, have the meanings assigned to such terms in the Rights Agreement.

    4. In all respects not inconsistent with the terms and provisions of this Amendment, the Rights Agreement is hereby ratified, adopted, approved and confirmed. In executing and delivering this Amendment, the Rights Agent shall be entitled to all the privileges and immunities afforded to the Rights Agent under the terms and conditions of the Rights Agreement.

    5. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment, and of the Rights Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invalidated. IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the date and year first above written.

REINSURANCE GROUP OF AMERICA, INCORPORATED

By:  _______________________________________

Attest:______________________________________

CHASEMELLON SHAREHOLDER SERVICES, L.L.C.

By: ________________________________________

Attest:______________________________________

RGA Rights Am Four







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